Exhibit 99.1

Fox Factory Holding Corp. Announces Second Quarter Fiscal Year 2013 Financial Results

Second Quarter Sales Increased 15.8% to $70.3 Million

Second Quarter Net Income Increased 32.5% to $5.7 Million and Adjusted EBITDA Increased

29.0% to $12.6 Million

SCOTTS VALLEY, California – September 19, 2013 – Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX”) today reported financial results for the second quarter and six months ended June 30, 2013.

Second Quarter Fiscal 2013 Highlights

•	Sales increased 15.8% to $70.3 million compared to $60.7 million in the same period last fiscal year, driven by strong sales growth for both mountain bikes and powered vehicle products

•	Gross margin increased 190 basis points to 29.0% compared to 27.1% in the same period last fiscal year

•	Net income increased 32.5% to $5.7 million compared to $4.3 million in the same period last fiscal year

•	Non-GAAP adjusted net income increased 25.3% to $6.7 million compared to $5.3 million in the same period last fiscal year

•	Adjusted EBITDA increased 29.0% to $12.6 million compared to $9.8 million in the same period last fiscal year

“We are pleased to report solid second quarter financial results for FOX,” said Larry Enterline, the Company’s Chief Executive Officer. “Growing demand for our high-performance mountain bike and powered vehicle products enabled us to deliver double-digit growth for sales, adjusted EBITDA, and adjusted net income. We also improved our gross margin and adjusted EBITDA margin, underscoring our ability to leverage our operating platform and improve efficiency. We have identified several areas in our business for future margin improvement and expect to continue to improve our gross and operating margins as we go forward.”

Sales for the second quarter of fiscal 2013 were $70.3 million, an increase of 15.8% from sales of $60.7 million in the second quarter of fiscal 2012. Sales of mountain bike and powered vehicle products increased 17.7% and 12.3%, respectively, for the second quarter of fiscal 2013 compared to the prior year period.

Gross margin was 29.0% for the second quarter of fiscal 2013, a 190 basis point increase from gross margin of 27.1% in the second quarter of fiscal 2012. The improvement in gross margin reflects the Company’s successful execution of initiatives designed to improve operating efficiencies.

Total operating expenses were $10.2 million, or 14.5% of sales, for the second quarter of fiscal 2013, compared to $9.6 million, or 15.8% of sales in the second quarter of the prior year. Operating income was $10.1 million for the second quarter of fiscal 2013, a 47.7% increase compared to operating income of $6.9 million in the second quarter of fiscal 2012. Operating expenses for the second quarter of fiscal 2013 include approximately $0.5 million of expenses as described in footnote 3 to the reconciliation of non-GAAP adjusted net income to the GAAP measure net income table provided at the end of this press release.

Net income in the second quarter of fiscal 2013 was $5.7 million, an increase of 32.5% compared to $4.3 million in the second quarter of the prior year. Earnings per diluted share for the second quarter of fiscal 2013 was $0.17, calculated on 34.7 million weighted average diluted shares outstanding, compared to $0.14, calculated on 31.2 million weighted average diluted shares outstanding in the second quarter of fiscal 2012.

Non-GAAP adjusted net income in the second quarter of fiscal 2013 was $6.7 million, an increase of 25.3% compared to non-GAAP adjusted net income of $5.3 million in the second quarter of the prior year. Non-GAAP adjusted earnings per diluted share for the second quarter of fiscal 2013 was $0.19, calculated on 34.7 million weighted average diluted shares outstanding, compared to non-GAAP adjusted earnings per diluted share of $0.17, calculated on 31.2 million weighted average shares outstanding in the second quarter of fiscal 2012. A reconciliation of non-GAAP adjusted net income to the GAAP measure net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.

Adjusted EBITDA in the second quarter of fiscal 2013 was $12.6 million, a 29.0% increase compared to $9.8 million in the second quarter of the prior year. Adjusted EBITDA margin in the second quarter of fiscal 2013 improved 190 basis points to 18.0%, compared to 16.1% in the prior year period, reflecting the Company’s ability to leverage its operating platform. A reconciliation of adjusted EBITDA to the GAAP measure net income and the calculation of adjusted EBITDA margin are provided at the end of this press release.

First Six Months Fiscal Year 2013 Results

Sales for the six months ended June 30, 2013, were $125.2 million, an increase of 17.7% compared to the same period in 2012. Sales of mountain bike and powered vehicle products increased 17.1% and 18.7%, respectively, for the first six months of 2013 compared to the prior year period.

Gross margin was 28.8% in the first six months of fiscal 2013, a 100 basis point improvement compared to gross margin of 27.8% in the first six months of fiscal 2012.

Net income in the first six months of fiscal 2013 was $9.3 million, an increase of 33.3% compared to $7.0 million in the first six months of the prior year. Earnings per diluted share for the first six months of fiscal 2013 was $0.27, calculated on 34.7 million weighted average diluted shares outstanding, compared to $0.23, calculated on 30.9 million weighted average diluted shares outstanding in same period of fiscal 2012.

Non-GAAP adjusted net income in the first six months of fiscal 2013 was $11.2 million, an increase of 24.7% compared to non-GAAP adjusted net income of $9.0 million in the first six months of the prior year. Non-GAAP adjusted earnings per diluted share for the first six months of fiscal 2013 was $0.32, calculated on 34.7 million weighted average diluted shares outstanding, compared to non-GAAP adjusted earnings per diluted share of $0.29, calculated on 30.9 million weighted average shares outstanding in the first six months of fiscal 2012.

Adjusted EBITDA increased 32.0% to $21.4 million in the first six months of fiscal 2013, compared to $16.2 million in the first six months of fiscal 2012. Adjusted EBITDA margin in the first six months of fiscal 2013 improved 190 basis points to 17.1% compared to 15.2% in the first six months of fiscal 2012.

“We are very excited to have completed our initial public offering and listing on the NASDAQ Global Select Market,” added Mr. Enterline. “FOX is an established, global, premium performance-based brand and we have strong relationships with many of the major OEMs in each of our markets. We continue to design innovative products that enhance ride performance to help professional athletes and enthusiasts of all skill levels to excel. We believe there is a great opportunity for FOX to expand relationships with our existing and new OEMs, and to enter into relevant adjacent categories. We look forward to executing our growth strategy as we move ahead over the next few years.”

Balance Sheet Highlights

As of June 30, 2013, the Company had cash and cash equivalents of $0.2 million. Total debt was $65.5 million, compared to $59.3 million as of December 31, 2012. Following the Company’s initial public offering, which closed on August 13, 2013, the Company had cash and cash equivalents of $5.3 million, and total debt was $28.5 million. Inventory was $51.0 million as of June 30, 2013, compared to $34.3 million as of December 31, 2012 primarily due to the increased level of business during the period ended June 30, 2013 and the seasonality of the Company’s business. As of June 30, 2013, accounts receivable and accounts payable were $40.4 million and $35.2 million, respectively, compared to $25.2 million and $19.6 million as of December 31, 2012, respectively, also primarily due to the increased level of business during the period ended June 30, 2013 and the seasonality of the Company’s business.

Recent Developments

On August 13, 2013, the Company completed its initial public offering of an aggregate of 9,857,143 shares of common stock at an initial offering price to the public of $15.00 per share; the shares include the exercise in full by the underwriters of their option to purchase 1,285,714 shares of common stock from the selling stockholders. FOX estimates that it received net proceeds of approximately $36.2 million, after deducting underwriting discounts and commissions and other estimated offering expenses, from its sale of 2,857,143 shares of common stock. FOX did not receive any proceeds from the sale of shares by the selling stockholders.

Fiscal 2013 Guidance

The Company expects third quarter fiscal 2013 sales in the range of $79 to $82 million and earnings per diluted share in the range of $0.23 to $0.27 based on 36.9 million diluted shares outstanding. For the full year fiscal 2013, the Company expects sales in the range of $264 to $270 million and earnings per diluted share in the range of $0.61 to $0.67 based on 36.1 million diluted shares outstanding. Included in the Company’s earnings per diluted share guidance is approximately $1.4 million of non-cash expense related to unamortized loan origination costs that the Company expects to incur in the third quarter of fiscal 2013 in connection with termination of its prior credit facility. The Company terminated this prior credit facility and entered into a new credit facility in connection with the closing of its initial public offering.

Conference Call & Webcast

The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 312-5421 and (253) 237-1121 for international callers. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company’s website at http://www.ridefox.com.

An audio replay will be available following the completion of the conference call by dialing (855) 859-2056 for North America listeners or (404) 537-3406 for international listeners (conference ID 43451702). The webcast of the teleconference will be archived and available on the Company’s website.

About Fox Factory Holding Corp. (NASDAQ: FOXF)

Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.

FOX is a registered trademark of Fox Factory Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures

In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “Non-GAAP Adjusted net income”, “Non-GAAP Adjusted earnings per diluted share”, “Adjusted EBITDA”, and “Adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines Non-GAAP Adjusted net income as net income adjusted for amortization of purchased intangibles, net of tax, and the management fee payable to an affiliate of its majority stockholder, net of tax, and Non-GAAP Adjusted earnings per diluted share as Non-GAAP Adjusted net income divided by the number of diluted shares of common stock outstanding. FOX defines Adjusted EBITDA as net income adjusted for interest expense, other income (expense), net, provision for income taxes, amortization of purchased intangibles, depreciation, stock-based compensation and the management fee payable to an affiliate of its majority stockholder and Adjusted EBITDA margin as Adjusted EBITDA divided by sales. FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and Non-GAAP Adjusted net income (and accordingly, Adjusted EBITDA margin and Non-GAAP Adjusted earnings per diluted share) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies and other companies may calculate Non-GAAP Adjusted net income, Non-GAAP Adjusted earnings per diluted share, Adjusted EBITDA and Adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s ability to improve gross and operating margins in the future, the Company’s belief about the opportunity to expand its relationships with its OEMs as well as with new OEMs and to enter into adjacent categories, the Company’s execution of its growth strategies, the Company’s expected future sales and future earnings per share, and any other statements in this press release that are not of an historical nature. Many important factors may cause the

Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margins, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the number diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the transition of the majority of the Company’s mountain bike manufacturing operations to Taiwan and its expectations related to such transition; the Company’s ability to accelerate international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the Company’s ability to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes, the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-looking Statements” in the Company’s final prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act on August 8, 2013 and in any subsequently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

FOX FACTORY HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of June 30, 2013	As of December 31, 2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$184	$15
Accounts receivable (net of allowance for doubtful accounts of $452 and $440 at June 30, 2013 and December 31, 2012, respectively)	40,379	25,224
Inventory	51,015	34,255
Prepaids and other current assets	4,517	2,242
Deferred tax assets	3,622	3,405

Total current assets	99,717	65,141
Property and equipment, net	12,475	11,789
Loan fees, net—related party	1,440	1,665
Goodwill	31,372	31,372
Intangibles, net	29,471	32,153

Total assets	$174,475	$142,120

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$35,167	$19,551
Accrued expenses	10,165	10,156
Liability reserve for uncertain tax positions	8,252	7,292
Current portion of long-term debt—related party	3,000	3,000

Total current liabilities	56,584	39,999
Line of credit—related party	23,758	750
Long-term debt, less current portion—related party	38,742	55,500
Deferred rent	1,045	1,132
Deferred tax liabilities	14,342	15,155

Total liabilities	134,471	112,536

Commitments and contingencies

Stockholders’ equity
Common stock, $0.001 par value—69,675,000 authorized as of June 30, 2013 and December 31, 2012; 33,459,944 shares issued and outstanding as of June 30, 2013 and December 31, 2012;	33	33
Additional paid-in capital	50,297	49,169
Accumulated other comprehensive income	22	1
Accumulated deficit	(10,348)	(19,619)

Total stockholders’ equity	40,004	29,584

Total liabilities and stockholders’ equity	$174,475	$142,120

FOX FACTORY HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Sales	$70,316	$60,721	$125,194	$106,392
Cost of sales	49,951	44,275	89,114	76,847

Gross profit	20,365	16,446	36,080	29,545
Operating expenses:
Sales and marketing	3,478	2,961	6,762	6,137
Research and development	2,588	2,393	4,942	4,769
General and administrative	2,815	2,895	5,489	4,847
Amortization of purchased intangibles	1,341	1,329	2,682	2,633

Total operating expenses	10,222	9,578	19,875	18,386

Income from operations	10,143	6,868	16,205	11,159
Other expense, net:
Interest expense	(997)	(637)	(1,953)	(870)
Other income (expense), net	(52)	(255)	(19)	(301)

Other expense, net	(1,049)	(892)	(1,972)	(1,171)

Income before income taxes	9,094	5,976	14,233	9,988
Provision for income taxes	3,373	1,659	4,962	3,031

Net income	$5,721	$4,317	$9,271	$6,957

Earnings per share:
Basic	$0.17	$0.14	$0.28	$0.23
Diluted	$0.17	$0.14	$0.27	$0.23

Weighted average shares used to compute earnings per share:
Basic	33,460	30,946	33,460	30,640
Diluted	34,667	31,153	34,670	30,918

FOX FACTORY HOLDING CORP.

NET INCOME TO NON-GAAP ADJUSTED NET INCOME AND NON-GAAP ADJUSTED EARNINGS PER SHARE RECONCILIATION

(In thousands, except per share data)

(Unaudited)

The following table provides a reconciliation of Non-GAAP Adjusted Net Income, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, and the calculation of Non-GAAP Adjusted Earnings per Share for the three-months and six-months ended June 30, 2013 and 2012. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Net Income	$5,721	$4,317	$9,271	$6,957
Amortization of purchased intangibles (net of tax(1) )	873	926	1,747	1,834
Management Fee (1)(2) (net of tax)	81	87	163	174

Non-GAAP Adjusted Net Income (3)	$6,676	$5,330	$11,181	$8,965

Non-GAAP Adjusted EPS
Basic	$0.20	$0.17	$0.33	$0.29
Diluted	$0.19	$0.17	$0.32	$0.29

Weighted average shares used to compute Non-GAAP Adjusted EPS
Basic	33,460	30,946	33,460	30,640
Diluted	34,667	31,153	34,670	30,918

(1)	The amounts of the adjustments for amortization of purchased intangibles, net of tax, and for management fee, net of tax, were calculated using the respective year to date effective tax rates. The effective tax rates used for year to date 2013 and 2012 were 34.9% and 30.3%, respectively. The net of tax adjustments were determined by taking the amount of such expense as originally determined in accordance with GAAP and subtracting from such amount the product of such, expense times the then applicable effective tax rate.
(2)	Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated upon the consummation of the Company’s initial public offering. Fees under the management services agreement were payable by the Company quarterly in arrears and other than paying the accrued but unpaid fees for the quarter during which the offering closed, no separate termination fee was due under this agreement when it was terminated.
(3)	Included in the Company’s results for the three and six months ended June 30, 2013 were a total of approximately $449,000 of expenses incurred by the Company in the three months ended June 30, 2013 which relate to (i) the payment by the Company in April 2013 of a bonus to an executive officer in the amount of approximately $251,000, the after tax net proceeds of which were used by such officer to repay in full a loan from the Company prior to the Company’s filing of its registration statement in connection with its initial public offering, and (ii) legal and other costs of approximately $198,000 incurred in connection with business transactions and the defense and settlement of an employment related matter. These expenses have not been added back to Non-GAAP Adjusted Net Income.

FOX FACTORY HOLDING CORP.

ADJUSTED EBITDA TO NET INCOME RECONCILIATION

(In thousands)

(Unaudited)

The following table provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, and the calculation of Adjusted EBITDA Margin for the three-months and six-months ended June 30, 2013 and 2012. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Net Income	$5,721	$4,317	$9,271	$6,957
Interest Expense	997	637	1,953	870
Other (income) expense, net (1)	52	255	19	301
Provision for Income Taxes	3,373	1,659	4,962	3,031
Amortization of purchased intangibles	1,341	1,329	2,682	2,633
Depreciation	587	413	1,131	822
Stock-based compensation (2)	426	1,048	1,128	1,351
Management Fee (3)	125	125	250	250

Adjusted EBITDA (4)	$12,622	$9,783	$21,396	$16,215

(1)	Other (income) expense, net includes gain or loss on the disposal of fixed assets, foreign currency transaction gain or loss, and other miscellaneous items
(2)	Represents non-cash, stock-based compensation
(3)	Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated upon the consummation of the Company’s initial public offering. Fees under the management services agreement were payable by the Company quarterly in arrears and other than paying the accrued but unpaid fees for the quarter during which the offering closed, no separate termination fee was due under this agreement when it was terminated.
(4)	Included in the Company’s results for the three and six months ended June 30, 2013 were a total of approximately $449,000 of expenses incurred by the Company in the three months ended June 30, 2013 which relate to (i) the payment by the Company in April 2013 of a bonus to an executive officer in the amount of approximately $251,000, the after tax net proceeds of which were used by such officer to repay in full a loan from the Company prior to the Company’s filing of its registration statement in connection with its initial public offering, and (ii) legal and other costs of approximately $198,000 incurred in connection with business transactions and the defense and settlement of an employment related matter. These expenses have not been added back to Adjusted EBITDA.

The calculation of Adjusted EBITDA margin is as follows:

	(In thousands)
	(Unaudited)
	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Adjusted EBITDA	$12,622	$9,783	$21,396	$16,215
Divided by Sales	70,316	60,721	125,194	106,392

Adjusted EBITDA margin	18.0%	16.1%	17.1%	15.2%

CONTACT: ICR

Katie Turner

646-277-1228

Katie.Turner@icrinc.com